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EXHIBIT (11) - STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE

COMPUTATION OF NET INCOME PER COMMON SHARE
Comerica Incorporated and Subsidiaries

                                                          Three Months Ended  Nine Months Ended
                                                              September 30,      September 30,
(in millions, except per share data)                      2005          2004   2005        2004
-------------------------------------------------------- ------        -----  -----       -----
Basic:
   Net income applicable to common stock                 $  238        $ 196  $ 654       $ 550
                                                         ------        -----  -----       -----
   Average common shares outstanding                        166          170    168         172
                                                         ------        -----  -----       -----
   Basic net income per common share                     $ 1.43        $1.15  $3.90       $3.19
                                                         ------        -----  -----       -----

Diluted:
   Net income applicable to common stock                 $  238        $ 196  $ 654       $ 550
                                                         ------        -----  -----       -----
   Average common shares outstanding                        166          170    168         172
   Nonvested stock                                            1            1      1           1
   Common stock equivalent:
     Net effect of the assumed exercise of stock options      1            2      1           1
                                                         ------        -----  -----       -----
   Diluted average common shares                            168          173    170         174
                                                         ------        -----  -----       -----
   Diluted net income per common share                   $ 1.41        $1.13  $3.85       $3.15
                                                         ------        -----  -----       -----

      Options to purchase an average 6.0 million and 6.4 million shares of common stock at exercise prices ranging from $60.31 - $71.58 and $59.24 - $71.58 were outstanding during the three months ended September 30, 2005 and 2004, respectively, and options to purchase an average 6.1 million and 6.4 million shares of common stock at exercise prices ranging from $58.20 - $71.58 and $56.19 - $71.58 were outstanding during the nine months ended September 30, 2005 and 2004, respectively, but were not included in the computation of diluted net income per common share because the options' exercise prices were greater than the average market price of common shares for the period.